Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 29, 2017 (the “Effective Date”) by and between Potbelly Corporation, a Delaware corporation (hereinafter referred to as “Company”), and Alan Johnson, an individual (hereinafter referred to as “Executive”).

WHEREAS, Company desires to employ Executive from and after the Effective Date in the position of its President and Chief Executive Officer, and Executive desires to perform services for, and to be employed by, Company in such capacity, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth in this Agreement, Company and Executive agree as follows:

1.    Definitions. For purposes of this Agreement, capitalized terms used herein shall have the meaning specified below if not otherwise defined herein.

(a)    Accrued Obligations is defined in paragraph 4(a).

(b)    Annual Bonus is defined in paragraph 3(b).

(c)    Base Salary is defined in paragraph 3(a).

(d)    Board means the Board of Directors of Company.

(e)    Cause means (i) any willful and continued failure by Executive to substantially perform his duties for Company (other than any such failure resulting from Executive’s being Disabled), (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to Company, monetarily or otherwise, (iii) the engaging by Executive in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, Executive’s credibility and reputation no longer conform to the standard of Company’s executives, (iv) Executive’s indictment (or its equivalent) for the commission of a crime by Executive that constitutes a felony, or (v) a breach of the Restrictive Covenants Agreement. For purposes of this Agreement, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of Company.

(f)    Change in Control means the first to occur of any of the following: (i) the consummation of a transaction, approved by the stockholders of Company, to merge Company with or into or consolidate Company with another entity or sell or otherwise dispose of all or substantially all of its assets, or the stockholders of Company adopt a plan of liquidation; provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which fifty percent (50%) or more of the beneficial ownership of the voting power of Company, the surviving corporation or corporation directly or indirectly controlling Company or the surviving corporation, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of Company immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of Company may be a new holder of such beneficial ownership, or (ii) the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing fifty percent (50%) or more of the combined voting power of Company is acquired, other than from Company, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar equity plan of Company), or (iii) at any time during any period of two (2) consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors still in office at the time of such election or nomination who were directors at the beginning of such period).

(g)    COBRA Continuation Period means the period commencing on the date that COBRA Coverage begins and ending on the date that COBRA Coverage terminates by its terms.

(h)    COBRA Coverage means continuation of group medical coverage required under section 4980B of the Code.

(i)    Code means the Internal Revenue Code of 1986, as amended.

(j)    Company means Potbelly Corporation, a Delaware corporation, or any successor thereto.

(k)    Compensation Committee means the Compensation Committee of the Board.

(l)    Current Home Location means Danville, California.

(m)    Disability/Disabled means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Whether Executive has a “Disability” (or is “Disabled”) shall be determined by Company in a manner that is consistent with section 22(e)(3) of the Code.

(n)    Effective Date means November 29, 2017.

(o)    Employment Law is defined in Section 9.

(p)    Equity Plan means Company’s long-term incentive plan, as in effect from time to time.

(q)    Exchange Act means Securities Exchange Act of 1934, as amended.

(r)    Executive means Alan Johnson.

(s)    Good Reason means the occurrence (without Executive’s consent) of any of the following events: (i) the assignment to Executive of any duties that are materially inconsistent with his position as President and Chief Executive Officer of Company and that result in a substantial diminution of the duties applicable to a chief executive officer of the Company; (ii) a material reduction by Company in Executive’s Base Salary (iii) Executive’s relocation to a location more than fifty miles from Company’s corporate headquarters in Chicago, Illinois, except for required travel on Company’s business, or (iv) any material breach of this Agreement by Company not described in subparagraphs (i) through (iv) next above.

(t)    Initial Term is defined in paragraph 2(a).

(u)    JAMS means Judicial Arbitration and Mediation Services, Inc.

(v)    Medical Continuation Benefit means reimbursement by Company of the portion of the applicable monthly premium required to be paid by Executive (and his eligible dependents) for COBRA Coverage, which reimbursement (i) shall be equal to the portion of the monthly premium paid by Company for group health coverage with respect to its active employees for the level of coverage provided to Executive and his dependents in the form of COBRA Coverage and (ii) shall be provided for the lesser of (A) twelve (12) months following the Termination Date or (B) the COBRA Continuation Period.

(w)    Party means Company and Executive, referred to jointly as the “Parties”.

(x)    Payment Date means the sixtieth (60th) day following the Termination Date.

(y)    Release means a general release in favor of Company and its affiliates in a form determined by Company.

(z)    Release Requirements is defined in paragraph 4(d).

(aa)    Relocation Benefits means, collectively, the benefits described in subparagraphs 3(e)(ii)-(vi).

(bb)    Relocation Period means the period beginning on the Effective Date and ending on the earlier of (i) one hundred and twenty (120) days after the Effective Date or (ii) the date on which Executive relocates his permanent residence to the greater Chicago, Illinois area. Notwithstanding the foregoing, (A) if Executive uses reasonable efforts to sell his primary residence in the Current Home Location within the period set forth in subparagraph (i) above but is unable to do so, the period set forth in subparagraph (i) shall be extended for an additional ninety (90) period at the end of the initial one hundred and twenty (120) day period and (B) if the period in subparagraph (i) is extended pursuant to clause (A) hereof and, at the end of the extended ninety (90) day period, Executive has still not sold his permanent residence in the Current Home Location despite using reasonable efforts to do so, the Board (or applicable Committee thereof) shall, in good faith, consider a further extension of such period but shall be under no obligation to provide such an extension.

(cc)    Renewal Term(s) is defined in paragraph 2(a).

(dd)    Restrictive Covenants Agreement is defined in paragraph 2(d).

(ee)    Section 409A Payment Date is defined in Section 13.

(ff)    Term is defined in paragraph 2(a).

(gg)    Termination Date means the date on which Executive’s employment with Company and its affiliates terminates for any reason.

(hh)    Trips is defined in subparagraph 3(e)(ii).

2.    Term and Performance of Duties.

(a)    Term. Company hereby agrees to employ Executive, and Executive accepts such employment and agrees to perform services for Company and its affiliates for an initial period beginning on the Effective Date and expiring on the third anniversary thereof (the “Initial Term”) and for successive one (1)-year periods thereafter (the “Renewal Term(s)”), unless: (i) Company provides ninety (90) days’ written notice of non-renewal to Executive prior to the expiration of the Initial Term or applicable Renewal Term, (ii) Executive provides ninety (90) days’ written notice of non-renewal to Company prior to the expiration of the Initial Term or applicable Renewal Term, or (iii) the Agreement is terminated prior to the expiration of the Initial Term or applicable Renewal Term in accordance with Section 4 of this Agreement (the Initial Term and the Renewal Terms together referred to as the “Term”).

(b)    Performance of Duties. During the Term, while Executive is employed by Company, Executive agrees that he shall devote his full business time, energies, loyalty, and talents to serving as its President and Chief Executive Officer, shall use his best efforts and abilities to promote the interests of Company and its affiliates and to perform the services contemplated by this Agreement, and shall perform his duties faithfully and efficiently subject to the directions of the Board. Executive’s duties may include providing services for both Company and its affiliates, as determined by the Board; provided, that Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of Company’s President and Chief Executive Officer. Executive shall have such authority and power as are inherent to the undertakings applicable to his positions and necessary to carry out his responsibilities and the duties required of him hereunder. Beginning on December 1, 2017, Executive’s principal employment location shall be the corporate headquarters of Company located in Chicago, Illinois, subject to reasonable and appropriate travel on Company business. Notwithstanding the foregoing, during the Term, Executive may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar type activities, to the extent that such other activities do not, in the judgment of the Board, inhibit or prohibit the performance of Executive’s duties under this Agreement, or conflict in any material way with the business of Company or any of its affiliates; provided, however, that Executive shall not serve on the board of any business, or hold any other position with any business, without the consent of the Board or except as set forth on Appendix A.

(c)    Board Service. During the Term, while Executive is employed as Company’s President and Chief Executive Officer, at the request of Company, Executive shall serve on the Board without additional compensation. Upon Executive’s Termination Date, Executive shall immediately resign from the Board.

(d)    Confidentiality, Non-Competition, Non-Interference and Intellectual Property. Executive hereby acknowledges and confirms that, on or prior to the Effective Date, Executive shall execute the form of Executive Confidentiality and Non-Compete Agreement set forth in Appendix B hereto and which is hereby incorporated into and forms part of this Agreement (the “Restrictive Covenants Agreement”).

3.    Compensation. Subject to the terms of this Agreement, during the Term, while Executive is employed by Company, Company shall compensate him for his services as follows:

(a)    Base Salary. From and after the Effective Date and during the Term, Company shall pay to Executive as compensation for services to be rendered hereunder an aggregate base salary at the annual rate of $725,000 (the “Base Salary”) payable in substantially equal monthly, or more frequent, payments, subject to annual review and increase, in the discretion of the Board (or applicable Committee thereof), based on performance. The Base Salary shall be pro rated for any period of less than twelve (12) months.

(b)    Bonus. For each calendar year during the Term, beginning with calendar year 2018, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) in such amount (including targets and maximums) and based upon the achievement of reasonable, objective performance targets, all as determined by the Compensation Committee in its sole discretion. Notwithstanding the preceding sentence, Executive’s target Annual Bonus for the 2018 calendar year shall be equal to one hundred percent (100%) of Executive’s Base Salary and the maximum Annual Bonus for the 2018 calendar year shall not exceed two hundred percent (200%) of Executive’s Base Salary (subject in any case to satisfaction of applicable performance targets); provided, however, that if Executive’s Termination Date does not occur prior to December 31, 2018, Executive’s Annual Bonus for the 2018 calendar year shall not be less than $543,750.

(c)    Equity Compensation. As an initial grant under the Equity Plan (and not to be considered representative of any future grants either as to amount or form), Executive shall be granted an equity award with a value of $2,000,000, which equity award grant shall be comprised of approximately fifty percent (50%) restricted stock units and fifty percent (50%) stock options, which grant shall be made in the open trading window in which the Effective Date occurs (if the Effective Date occurs in an open trading window) or in the first open trading window that begins after the Effective Date (if the Effective Date does not occur in an open trading window) and, in any event, as soon as practicable following the Effective Date. Executive shall not be entitled to any grants of awards under Equity Plan in calendar year 2018. For years after 2018, Executive shall be eligible to participate in the Equity Plan with an annual target award value of $1,000,000, which equity award may in the form of stock options, restricted stock units (including performance-based restricted stock units) and/or other forms of awards permitted under the Equity Plan, as determined in the sole discretion of the Compensation Committee; provided, however, that the actual value of the equity award for any year shall be determined by the Compensation Committee in its sole discretion taking into account Executive’s performance and performance of the Company for the applicable period to which the award relates. All awards under the Equity Plan shall be evidenced by an award agreement setting forth the terms and conditions of the applicable award. For purposes of determining the value of any equity award made under the Equity Plan in accordance with this paragraph (c), the value of stock options granted shall be determined based on the Black-Scholes valuation method.

(d)    Benefits and Perquisites. Executive shall be eligible to participate in employee benefit plans, programs and arrangements, to the extent and on substantially the same terms as those benefits are provided by Company from time to time to Company’s other senior management employees, including vacation programs, fringe benefit programs, retirement plans, and welfare plans, subject in all cases to the eligibility requirements thereof. Without limiting the generality of the foregoing, Executive shall be entitled to six (6) weeks vacation for each calendar year during the Term (pro rated for any partial year). Executive shall be entitled to reimbursement for preparation of Executive’s Illinois state income tax return for calendar years 2017 and 2018, which reimbursement shall be made in 2018 for the 2017 return and in 2019 for the 2018 return.

(e)    Expenses.

(i)	Company shall pay or reimburse Executive for all reasonable business expenses actually incurred or paid by Executive during the Term in the performance of Executive’s duties and responsibilities under this Agreement, subject to and in accordance with Company’s applicable expense reimbursement policies as in effect from time to time. To the extent that any reimbursements from Company to Executive under this Agreement or otherwise (including any reimbursements under this paragraph 3(e)) are taxable to Executive, such reimbursements shall be paid to Executive only if (A) to the extent not specified herein, the expenses are incurred and reimbursable pursuant to a reimbursement plan that provides an objectively determinable nondiscretionary definition of the expenses that are eligible for reimbursement and (B) the expenses are incurred during the Term. With respect to any expenses that are reimbursable pursuant to the preceding sentence, the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses shall not be subject to liquidation or exchange for any other benefit. To the extent permitted by applicable law, any reimbursements under this Agreement or otherwise shall be provided in accordance with rules and procedures that will satisfy the requirements of an accountable plan (as defined in the Code and applicable guidance) such that the reimbursements will be excludable from Executive’s income.

(ii)	Company shall reimburse Executive for reasonable transportation expenses (coach airfare and transportation to and from the applicable airport) actually incurred by Executive during the Relocation Period for trips to/from Chicago, Illinois from/to the Current Home Location (collectively, the “Trips”). For purposes of this subparagraph (ii), transportation expenses incurred by Executive with respect to Executive’s spouse’s travel for a Trip (rather than Executive) shall be treated as expenses incurred by Executive for such Trip and shall be reimbursable in accordance with this subparagraph (ii). The maximum number of Trips that are subject to reimbursement pursuant to this subparagraph (ii) shall be equal to the number of weeks in the Relocation Period divided by two (2), such that Executive shall be entitled to reimbursement for a number of Trips equivalent to the number that would result from a Trip taken every two (2) weeks during the Relocation Period. Executive shall timely provide Company with appropriate documentation/receipts to obtain reimbursement pursuant to this subparagraph (ii). All reimbursements pursuant to this subparagraph (ii) shall be made in calendar year 2018, regardless of when the Trip occurred.

(iii)	Company shall reimburse Executive for the reasonable rental costs of temporary housing in the greater Chicago, Illinois area, actually incurred by Executive during the Relocation Period and during a period of thirty (30) days following the end of the Relocation Period if, as of the end of the Relocation Period, Executive has not sold his primary residence in the Current Home Location.

(iv)	Company shall pay for the reasonable costs associated with moving Executive’s household goods, up to three (3) automobiles, one (1) boat, and small domestic animals, to the greater Chicago, Illinois area, including packing, moving, and storage (if required, for up to 60 days following the sale of the primary residence in the Current Home Location). Said payment shall be made after Executive obtains estimates from at least two (2) reputable moving and storage companies, as applicable, and payment shall be made directly to the least expensive of those companies upon receipt of an invoice for services rendered.

(v)	Company shall reimburse Executive for any reasonable real estate commissions and closing costs actually incurred by Executive with respect to the purchase of a primary residence in the greater Chicago, Illinois area provided that the purchase occurs during 2017 or 2018 (and any reimbursement shall be made in 2018). For purposes of this Agreement (including subparagraph (vi) below), “closing costs” are limited to title charges, government recording and transfer fees, administration fees, real estate fees and document handling (closing costs specifically do not include the purchase of points). Reimbursement is subject to Executive’s timely submission to Company of appropriate documentation substantiating the real estate commissions and closing costs.

(vi)	Company shall reimburse Executive for any reasonable real estate commissions and closing costs actually incurred by Executive with respect to the sale of his primary residence in the Current Home Location provided that the sale occurs during 2017 or 2018 (and any reimbursement shall be made in 2018).

(vii)	To the extent that any of the Relocation Benefits are taxable to Executive, Company shall provide Executive with a gross-up payment in an amount such that the net amount of such taxable Relocation Benefits retained by Executive after deduction for any federal, state, and local income tax and employment tax on the amount of Relocation Benefits shall equal the amount of the taxable Relocation Benefits. Any gross-up payment with respect to any Relocation Benefits pursuant to this subparagraph (vii) shall be provided at the same time as the applicable Relocation Benefit to which it relates.

The reasonableness of any expense pursuant to subparagraphs (ii)-(vi) remains subject to Company oversight and approval, and any approved expenses may be taxable as required by law or Company policy.

4.    Termination and Payments on Termination. Company or Executive may terminate the Term and Executive’s employment with Company at any time for any reason or no reason without any breach of this Agreement. Any such termination (other than termination on account of Executive’s death) shall be effected through an advance written notice from the terminating Party to the other Party, which notice shall be provided within applicable time periods set forth in this Agreement, if applicable, shall indicate the specific termination provision in this Agreement relied on, and shall set forth in reasonable detail the facts and circumstances, if any, on which such termination is based. Notwithstanding the foregoing, Executive’s employment shall not be considered to have terminated due to Good Reason unless, within thirty (30) days of an event that Executive considers to constitute Good Reason, Executive provides written notice to Company of such event, Company has not cured such event or condition within thirty (30) days following receipt of such notice and Executive terminates employment for Good Reason within fifteen (15) days after expiration of such cure period. Subject to the terms and conditions of this Agreement, Executive’s right to payment and benefits under this Agreement for periods after his Termination Date shall be determined in accordance with the following provisions of this Section 4 or, if applicable, Section 5. In no event shall Executive be entitled to payments and benefits under both Section 4 and Section 5.

(a)    Termination for Any Reason or No Reason. In the event the Termination Date occurs for any reason or no reason, whether by Company or Executive, Executive shall be entitled to (i) payment of his earned but unpaid Base Salary for the period ending on the Termination Date, payable as required by applicable law, (ii) payment of his earned but unused vacation days, as determined in accordance with Company’s policy as in effect from time to time, payable in accordance with applicable law, (iii) any equity compensation to which Executive is entitled under the terms of the Equity Plan or applicable award agreements, (iv) reimbursements of any reasonable business expenses incurred prior to the Termination Date, and (v) any other payments or benefits to which Executive is entitled under the express terms of any employee benefit plans, arrangements or programs of Company and its affiliates. For purposes of this Agreement, the payments and benefits to which Executive is entitled pursuant to this paragraph 4(a) are referred to herein as the “Accrued Obligations”. Except as otherwise expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by Company for purposes of any employee benefit plan, arrangement or program following the date of the Termination Date.

(b)    Termination by Company for Cause; Termination by Executive without Good Reason; Termination Due to Non-renewal of Term. In the event that the Termination Date occurs by reason of (i) termination of Executive’s employment by Company for Cause, (ii) termination by Executive without Good Reason, or (iii) by non-renewal of the Term in accordance with Section 2 (whether by Executive or Company), Executive shall be entitled to the Accrued Obligations and he shall be entitled to no other payments or benefits from Company under this Agreement or otherwise.

(c)    Death or Disability. In the event that the Termination Date occurs by reason of Executive’s death or Disability, Executive (or in the event of his death, his estate) shall be entitled to the Accrued Obligations and he shall be entitled to no other payments or benefits from Company under this Agreement or otherwise.

(d)    Termination by Company without Cause; Termination by Executive for Good Reason. In the event that the Termination Date occurs by reason of (i) termination by Company without Cause or (ii) termination by Executive for Good Reason and, in either case, if the Release Requirements (as defined below) are met as of the Payment Date, Executive shall be entitled to the following payments and benefits: (A) an amount equal to his Base Salary, payable in twelve (12) substantially equal monthly installments, beginning on the Payment Date, (B) the amount of the Annual Bonus earned by Executive with respect to Company’s most recently completed calendar year, if any, to the extent that such Annual Bonus has not yet been paid as of the Termination Date, which amount shall be paid in a lump sum on the payment date generally applicable to such bonus (but no earlier than the Payment Date), (C) a pro rata portion of the Annual Bonus, if any, that would have been earned by Executive with respect to Company’s fiscal year in which the Termination Date occurs had the Termination Date not occurred, payable in a lump sum on the payment date generally applicable to such bonus (but no earlier than the Payment Date), (D) if Executive is entitled to and elects COBRA Coverage, the Medical Continuation Benefit, and (E) all equity awards shall vest and shall be exercisable, if applicable, in accordance with their terms as set forth in the Equity Plan or applicable award agreement. The Medical Continuation Benefit to which Executive is entitled for any month shall be paid monthly during the for which the Medical Continuation Benefit is payable; provided, however, that any portion of the Medical Continuation Benefit for the period beginning on the Termination Date and ending on the Payment Date shall be paid in a lump sum on the Payment Date. In no event shall the Medical Continuation Benefit have the effect of extending or otherwise modifying the maximum COBRA Continuation Period. The pro ration of any amount under this Section 4 shall be calculated by multiplying the amount by a fraction, the numerator of which is the number of days in the applicable period prior to (but not including) the Termination Date and the denominator of which is the number of days in the applicable period.

5.    Termination Following a Change In Control of Company. If there is a Change in Control and if the Termination Date occurs within twelve (12) months following the Change in Control due to Executive’s termination of employment by Company without Cause or by Executive for Good Reason and if the Release Requirements are satisfied as of the Payment Date, then in lieu of the termination payments and benefits, if any, otherwise payable to Executive under paragraph 4(d) of the Agreement, Executive shall be entitled to the following payments and benefits: (a) a lump sum payment equal to the sum of (i) eighteen (18) months of his Base Salary plus (ii) his target Annual Bonus for the year in which the Termination Date occurs, payable on the Payment Date; (b) the amount of the Annual Bonus, if any, earned by Executive with respect to Company’s most recently completed fiscal year, if any, to the extent that such Annual Bonus has not yet been paid as of the Termination Date, which amount shall be paid in a lump sum on the payment date generally applicable to such bonus (but no earlier than the Payment Date), (c) if Executive is entitled to and elects COBRA Coverage, the Medical Continuation Benefit, and (d) all equity awards shall vest and shall be exercisable, if applicable, in accordance with their terms as set forth in the Equity Plan or applicable award agreement. Notwithstanding the foregoing provisions of this Section 5, if the Change in Control does not constitute a change in control event within the meaning of section 409A of the Code, payments pursuant to this Section 5, to the extent required to comply with section 409A of the Code, shall be paid at the same time and in the same form as corresponding payments and benefits otherwise payable under paragraph 4(d).

6.    Mitigation and Set-Off. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Company shall not be entitled to set off against the amounts payable to Executive under this Agreement any amounts earned by Executive in other employment after termination of his employment with Company or any amounts which might have been earned by Executive in other employment had he sought such other employment; provided, however that Company shall be entitled to set off against the amounts payable to Executive under this Agreement any amounts owed to Company by Executive.

7.    Nondisparagement. During the Term and at all times thereafter, regardless of the reason for the termination, Executive shall not make any negative or disparaging statements or comments, either as fact or as opinion, about Company, its subsidiaries, or their products or services, and Company (including its subsidiaries) shall not make any negative or disparaging statements or comments, either as fact or as opinion, about Executive (or authorizing any statements or comments to be reported as being attributed to Company). Nothing in this Section 7 shall prohibit Executive or Company from providing truthful information in response to a subpoena or other legal process.

8.    Assignment and Survival. This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement may be assigned by Company to a successor-in interest to all or substantially all of the business operations of Company or any of its affiliates. The rights and obligations of the Parties shall survive s termination or expiration of this Agreement to the extent that any performance is required under this Agreement after the termination or expiration of the Agreement.

9.    Disputes. Except as set forth in this Section 9, any dispute, claim or difference arising between the Parties including any dispute, claim or difference arising out of this Agreement, shall be settled exclusively by binding arbitration in accordance with the rules of the JAMS. The arbitration shall be held Chicago, Illinois unless the Parties mutually agree otherwise. Nothing contained in this Section 9 shall be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings. Each Party shall bear its own costs and fees of the arbitration, and the fees and expenses of the arbitrator shall be borne equally by the Parties, provided, however, if the arbitrator determines that any Party has acted in bad faith, the arbitrator shall have the discretion to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator; provided, further that, with respect to claims that, but for this mandatory arbitration clause, could be brought against Company under any applicable federal or state labor or employment law (“Employment Law”), the arbitrator shall be granted and shall be required to exercise all discretion belonging to a court of competent jurisdiction under such Employment Law to decide the dispute, whether such discretion relates to the provision of discovery, the award of any remedies or penalties, or otherwise and provided further that Company may be required to pay filing or administrative fees in the event that requiring Executive to pay such fees would render this Section 9 unenforceable under applicable law. As to claims not relating to Employment Laws, the arbitrator shall have the authority to award any remedy or relief that a Court of the State of Illinois could order or grant. The decision and award of the arbitrator shall be in writing and copies thereof shall be delivered to each Party. The decision and award of the arbitrator shall be binding on all Parties. In rendering such decision and award, the arbitrator shall not add to, subtract from or otherwise modify the provisions of this Agreement. Either Party to the arbitration may seek to have the award of the arbitrator entered in any court having jurisdiction thereof. All aspects of the arbitration shall be considered confidential and shall not be disseminated by any Party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim. The arbitrator shall, upon request of either Party, issue all prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same so that the result and underlying data, information, materials and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competent jurisdiction in an unrelated proceeding brought by a third party.

10.    Indemnification. If Executive (or his heirs, executors or administrators) is made a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director or officer of Company or is or was serving at the request of Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, Executive (and his heirs, executors or administrators) shall be indemnified and held harmless by Company to the fullest extent permitted by Delaware Law. To the fullest extent authorized by Delaware Law, the right to indemnification conferred in this Section 10 shall also include the right to be paid by Company the expenses incurred in connection with any such proceeding in advance of its final disposition upon delivery to Company of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified. Company’s obligations under this Section 10 shall survive the termination or expiration of this Agreement for any reason.

11.    Miscellaneous.

(a)    Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

to Company:

Potbelly Corporation

111 N. Canal Street, Suite 850

Chicago, IL 60606

Attention: General Counsel

or to Executive, to Executive’s home address as reflected in Company’s records.

Each party, by notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

(b)    Modification, Waivers. This Agreement may be modified or amended only by a writing signed by an authorized representative of Company and Executive. To the extent that the provision of Medical Continuation Benefit under this Agreement would subject Company to a material tax or penalty, Company shall have the authority to amend the Agreement to the limited extent reasonably necessary to avoid such tax or penalty and shall use all reasonable efforts to provide Executive with a comparable benefit that does not subject Company to such tax or penalty. Company’s failure, or delay in exercising any right, or partial exercise of any right, shall not waive any provision of this Agreement or preclude Company from otherwise or further exercising any rights or remedies hereunder, or any other rights or remedies granted by any law or any related document.

(c)    Governing Law and Choice of Forum. The construction, validity, and enforceability of this Agreement shall be governed by the laws of the State of Illinois, as that law applies to contracts made, and to be wholly performed, in the State of Illinois.

(d)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of Company, Executive, and Executive’s personal representatives, beneficiaries, heirs, and successors. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession has taken place.

(e)    Severability. To the extent any provision of this Agreement shall be invalid or enforceable with respect to Executive, it shall be considered deleted herefrom with respect to Executive and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect. In furtherance to and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law with respect to Executive, then such provision shall be construed to cover only that duration, extent or activities which are validly and enforceably covered with respect to Executive. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable laws.

(f)    No Violation. Executive represents and warrants to Company that the execution and delivery of this Agreement by Executive, and the carrying out of Executive’s duties on behalf of Company as contemplated hereby, do not violate or conflict with the terms of any other agreements to which Executive is or was a party.

(g)    Independent Review and Advice. Executive represents and warrants that Executive has carefully read this Agreement; that Executive executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to each other; that Executive has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Executive is entering into this Agreement of Executive’s own free will. Executive expressly agrees that there are no expectations contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify the Agreement.

(h)    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be used against any person.

12.    Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.

13.    Special Section 409A Rules. It is intended that this Agreement shall comply with section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted and construed on a basis consistent with such intent. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of Executive’s Termination Date (or other separation from service or termination of employment (a) and if Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the earlier of (i) the first (1st) day of the seventh (7th) month following Executive’s separation from service or (ii) the date of Executive’s death (the “Section 409A Payment Date”), such payment or benefit shall be delayed until the Section 409A Payment Date; and (b) the determination as to whether Executive has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder. For purposes of section 409A of the Code, any installment payment or benefit under this Agreement shall be treated as a separate payment. If this Section 13 applies to any payment or benefit hereunder, any such payments or benefits that would otherwise have been paid or provided to Executive between Executive’s Termination Date and the Section 409A Payment Date, shall be paid in a lump sum on the Section 409A Payment Date.

14.    Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original hereof.

15.    Entire Agreement. This Agreement, together with Executive Confidentiality and Non-Compete Agreement in effect on the Effective Date, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof, except as otherwise specifically stated in this Agreement, including the Prior Agreement; provided, however, that nothing in this Agreement shall supersede the provisions of the Stock Terms Agreement which was included as Exhibit C to the Prior Agreement. This Agreement may not be changed or modified orally but only by an instrument in writing signed by the parties hereto, which instrument states that it is an amendment to this Agreement.

IN WITNESS HEREOF, each party has caused this Executive Employment Agreement to be executed in a manner appropriate for such party as of the date first above written.

POTBELLY CORPORATION

By:	/s/ Peter Bassi
Name:	Peter Bassi
Its:	Non-Executive Chairman and Lead Director

EMPLOYEE

/s/ Alan Johnson
Alan Johnson

APPENDIX A

CURRENT BOARD MEMBERSHIPS

Saucey

APPENDIX B

RESTRICTIVE COVENANTS AGREEMENT

Confidentiality and Non-Compete Agreement

THIS POTBELLY SANDWICH WORKS CONFIDENTIALITY AND NON-COMPETE AGREEMENT (the “Agreement”) is made and entered into, and is effective, as of November 28, 2017 (the “Effective Date”) between POTBELLY CORPORATION, a Delaware corporation (the “Company”), and Alan Johnson (the “Employee”).

Recitals

A. The Employee has and will obtain valuable knowledge and experience pertaining to the Company’s business in Employee’s role in the Company.

B. The Company desires to enter into an agreement to avail itself of Employee’s knowledge and experience and to provide for a prohibition on Employee’s disclosing confidential information, improperly competing or otherwise interfering with the business conducted by the Company.

Agreements

NOW, THEREFORE, for and in consideration of the mutual covenants and benefits set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and Employee hereby agree as follows:

1. Consideration. Employee’s consideration for entering into this Agreement is being hired.

2. Confidentiality, Non-Competition, and Non-Interference.

2.1 Confidential Information. The Employee acknowledges that in Employee’s employment Employee is or will be making use of, acquiring, or adding to Confidential Information of the Company, and therefore agrees in order to protect such Confidential Information to the following:

(a) Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that Employee has express authorization from the Company, Employee will keep secret and confidential indefinitely all Confidential Information that was acquired by or disclosed to Employee during the course of Employee’s employment with the Company or its predecessors or any of its Affiliates and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.

(b) Upon Employee’s termination of employment with the Company or any of its Affiliates for any reason or at the Company’s earlier request, Employee will promptly return to the Company any and all records, documents, physical property, information, computer disks or other materials relating to the business of the Company and its Affiliates obtained by Employee during the course of Employee’s employment with the Company.

(c) Employee will keep the Company informed of, and will execute such assignments as may be necessary to transfer to the Company or its Affiliates the benefits of, any inventions, discoveries, improvements, trade secrets, developments, processes, and procedures made by Employee, in whole or in part, or conceived by Employee either alone or with others, which result from any work which Employee has done or may do for or at the request of the Company or any of its Affiliates, whether or not conceived by Employee while on holiday, on vacation, or off the premises of the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after Employee’s termination of employment and will assist the Company, or other entity nominated by it, to obtain patents, trademarks and service marks and to execute all documents and to take all other actions which are necessary or appropriate to secure to the Company and its Affiliates the benefits thereof. Such patents, trademarks, and service marks will become the property of the Company. The Employee will deliver to the Company all sketches, drawings, models, figures, plans, outlines, descriptions or other information with respect thereto.

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(d) To the extent that any court or agency seeks to have Employee disclose Confidential Information, Employee will promptly inform the Company, and Employee will take such reasonable steps at the Company’s expense to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that Employee obtains information on behalf of the Company or any of its Affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, Employee will take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(e) Nothing in the foregoing provisions of this Agreement will be construed so as to prevent Employee from disclosing or using, in connection with Employee’s employment for himself or an employer other than the Company or any of its Affiliates, knowledge which was acquired by Employee during the course of Employee’s employment with the Company and its Affiliates, and which (i) is generally known to persons of Employee’s experience in other companies in the same industry or (ii) has become public, published or is otherwise in the public domain through no fault of Employee prior to any disclosure thereof by Employee.

(f) For the avoidance of doubt, this provision shall not prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Company’s approval shall not be required, nor shall notice to the Company be required, in connection with such reports or disclosures.

2.2 Inventions.

(a) Employee agrees that: (i) all Inventions shall be the sole and exclusive property of the Company, (ii) all original works of authorship which are made by Employee (solely or jointly) are works made for hire under the United States Copyright Act (17 U.S.C., et seq.), and (iii) Employee shall promptly disclose to the Company all Inventions, all original works of authorship and all work product relating thereto. This disclosure will include complete and accurate copies of all Tangible Embodiments of any Invention, works of authorship and work product. All Tangible Embodiments of any Invention, work of authorship or work product related thereto will be deemed to have been assigned to the Company as a result of the act of expressing any Invention or work of authorship therein. Employee hereby assigns to the Company (together with the right to prosecute or sue for infringements or other violations of the same) the entire worldwide right, title and interest to any such Inventions or works made for hire, and Employee agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in registering, recording, obtaining, maintaining, defending, enforcing and assigning Inventions or works made for hire in any and all countries. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and in Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee; this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest. Without limiting the generality of any other provision of this Section, Employee hereby authorizes the Company and each of its Affiliates (and their respective successors) to make any desired changes to any part of any Invention, to combine it with other materials in any manner desired, and to withhold Employee’s identity in connection with any distribution or use thereof alone or in combination with other materials. The obligations of Employee set forth in this Section (including, but not limited to, the assignment obligations) will continue beyond the termination of Employee’s employment with respect to Inventions conceived or made by Employee alone or in concert with others during Employee’s employment with the Company and during the one year thereafter, whether pursuant to this Agreement or otherwise. These obligations will be binding upon Employee and Employee’s executors, administrators and other representatives.

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(b) The provisions of this Section 2.2 do not waive or transfer Employee’s rights to any invention for which no equipment, supplies, facility, or trade secret or confidential information of the Company was used and which was developed entirely on Employee’s own time, unless the invention relates to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work that Employee performed for the Company during the term of Employee’s business relationship with the Company.

2.3 Non-Competition. Employee’s employment or contributions in a managerial, strategic, administrative, ownership, investor, or consultant role for a competitor in a fashion similar to Employee’s duties and responsibilities for the Company or that would inevitably or likely result in the Employee’s use or disclosure of Confidential Information would cause irreparable harm to the Company’s operations and plans for expansion. Thus, during employment and for a one (1) year period following the termination of employment for any reason, Employee is prohibited from working for a Competitor in any such role described in this Section in the United States or in any foreign country in which the Company and/or a Related Party engage, or have developed tangible plans to engage, in business. Ownership of five percent or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or traded in The Nasdaq Stock Market does not breach this Section 2.3.

2.4 Non-Interference. The Employee agrees that Employee will not, at any time during the term of Employee’s employment by the Company or any of its Affiliates and for the one (1) year period following the Employee’s termination of employment for any reason, without the prior written consent of the Company, directly or indirectly actually, or attempt to, contact, solicit or induce any employee, agent or other representative or associate of the Company or any of its Affiliates to terminate that employee’s or other entity’s relationship with the Company or any of its Affiliates as the case may be or interfere with a relationship between the Company or any of its Affiliates and any of their employees, agents, representatives, customers, suppliers or distributors.

2.5 Residency. Employee (i) represents that Employee is currently a resident of the United States of America and (ii) covenants that Employee has no plans to become a resident of a country other than the United States of America or otherwise take any action which would exclude Employee from taxation by the United States of America during the Employment Period.

2.6 Remedies. The Employee acknowledges and agrees that the duration and restrictions set forth herein have been specifically discussed and negotiated and are reasonable in view of all the facts and circumstances known to Employee. The Employee also acknowledges that Employee’s compliance with the covenants in this Agreement are necessary to protect the Company, and that a breach of any of these covenants will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law and Employee agrees that in the event of a breach of any of said covenants, the Company and its Affiliates and their successors and assigns will be entitled to injunctive relief, without the need for posting bond, and to such other relief as is proper under the circumstances.

2.7 Definitions. As used in the Agreement, the following terms have the following meanings:

“Affiliate” means with respect to a specified person or entity, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, the specified person or entity.

“Competitor” means any business engaged in the operation of fast food or quick-service restaurants specializing in, submarine, hoagie, hero-type or deli-style sandwiches or sandwich meals, soups, smoothies, milkshakes, ice cream or other frozen confection items.

“Confidential Information” means all of the Company’s meal preparation techniques, pricing information, pricing strategies, supplier information, training methods, customer surveys, marketing plans, advertising and promotion methods and plans, business plans, employee salary, wage, benefit and other compensation information (including that pertaining to Employee), menus, recipes, methods of food preparation, product formulae, methods and standards, data and data bases, research, operational information,

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management information, financial information, marketing information, tax information, demographic information, site information, lease terms, equipment specifications and all other confidential, non-public information, trade secrets, customer records and other customer information of or concerning the Company and its Affiliates. Confidential Information shall not include information which is or becomes publicly known through no wrongful act of Employee, but shall include compilations of such information where the coordination, selection or arrangement of such information is not publicly known or available.

“Control,” “controlled” or “controlling” or words or phrases of similar import means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise. For avoidance of doubt, any person or entity that is greater than or equal to 50 percent owned, or of which greater than or equal to 50 percent of the voting interests of such person or entity is owned or controlled, will be considered an Affiliate.

“Inventions” means any and all inventions, developments, discoveries, improvements, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyright, trademark, trade secret protection or other intellectual property right protection (in the United States or elsewhere), and whether or not reduced to practice, conceived or developed by Employee while employed with the Company or within one year following termination of such employment that relate to or result from the actual or anticipated business, work, research or investigation of the Company or any of its Affiliates or which are suggested by or result from any task assigned to or performed by Employee for the Company or any of its Affiliates.

“Non-Competition Period” has the meaning defined in Section 2.3.

“Related Party(ies)” means the Company and its Affiliates, subsidiaries, area developers, franchisees, and joint venturers.

“Tangible Embodiments” means all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples and other tangible evidence or results of Inventions, works of authorship and work product.

3. Miscellaneous.

3.1 Assignment. Any attempt by Employee to assign Employee’s rights or delegate Employee’s duties under this Agreement without the prior written consent of the Company will be void. This Agreement will inure to the benefit of and will be binding upon the Company and its Affiliates and their successors and assigns, and will inure to the benefit of and be binding upon Employee and Employee’s personal representatives, successors-in-interest, and permitted assigns.

3.2 Waiver of Breach. No waiver shall be binding unless executed in writing by the party making the waiver. The waiver by either the Company or Employee of a breach of any provision of this Agreement will not operate as or be deemed a waiver of any subsequent breach by either the Company or Employee.

3.3 Severability. It is mutually agreed and understood by the parties that if any of the agreements and covenants contained herein be determined by any court of competent jurisdiction to be invalid by virtue of being vague or unreasonable, including but not limited to the provisions of Section 2, then the parties hereto consent that this Agreement will be amended retroactive to the date of its execution to include the terms and conditions said court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, said court will have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the maximum extent that said covenants and/or agreements are enforceable.

3.4 Amendment. This Agreement may be amended or canceled by mutual Agreement of the parties in writing without the consent of any other person.

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3.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both of the parties hereto.

3.6 Entire Agreement. This Agreement constitutes the sole and complete Agreement between the Company and Employee and supersedes all other agreements, both oral and written, between the Company and Employee with respect to the matters contained herein including, without limitation any severance agreements or arrangements between the parties. No verbal or other statements, inducements, or representations have been made to or relied upon by Employee. The parties have read and understand this Agreement.

3.7 Expenses. Each party will be responsible for and bear, and hold the other party harmless from, all of its own costs and expenses (including the costs and expenses of its representatives) incurred at any time in connection with entering into or pursuing its rights under this Agreement.

3.8 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be used against any person.

3.9 Governing Law. This agreement will be governed by and construed under Illinois Law, without regard to conflict of laws principles.

3.10 Waiver of Jury Trial. The company and executive hereby expressly waive any right to a trial by jury in any action or proceeding to enforce or defend any right, power, or remedy under or in connection with this agreement or under or in connection with any amendment, instrument, document, or agreement delivered or that may in the future be delivered in connection herewith or therewith or arising from a relationship existing in connection with this agreement or any related agreement, and that any such action shall be tried before a court and not before a jury. The terms and provisions of this Section constitute a material inducement for the parties entering into this agreement.

3.11 Consent to Jurisdiction. The parties hereto hereby irrevocably agree that any suit, action, proceeding or claim against them arising out of or in any way relating to this agreement, or any judgment entered by any court in respect thereof, may be brought or enforced in the state or federal courts located in Chicago, Illinois and the employee hereby irrevocably waives, to the fullest extent permitted by law, any objection that he may now or hereafter have to the venue of any proceeding brought in Chicago, Illinois and further irrevocably waives any claims that any such proceeding has been brought in an inconvenient forum.

*        *        *         *        *

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INTENDING TO BE LEGALLY BOUND, the parties have executed this Agreement as of the Effective Date. By signing below Employee acknowledges and signifies that Employee has carefully read this entire agreement and has had time to consider the terms, including the opportunity to have it reviewed by independent counsel, and fully understands and agrees to all provisions.

POTBELLY CORPORATION, a Delaware corporation

By:		Date:
Matt Revord
Potbelly Sandwich Shop

Its:	SVP, General Counsel and Secretary

Employee Name (Printed):

Employee Signature:

Date:

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